Exhibit 3.32

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. ____               USD _____________

CALCITECH LTD.

FORM OF 5% CONVERTIBLE DEBENTURE DUE 28th February 2005

Section 1.	Debenture.

1.1  CalciTech, Ltd., a corporation organized under the laws of Bermuda at Par – le – Ville Place, 14, Par – le – Ville Road, Hamilton, Bermuda (the "Company"), for value received, promises to pay to ______________________________________, or its registered assigns (the "Holder"), the principal sum of seventy three thousand seven hundred and thirteen dollars and five cents (USD 73,713.05), on or prior to 28th February 2005 or such earlier date as this Debenture (the Debenture”) is required to be repaid as provided hereunder (the “Maturity Date”) and to pay interest to the Holder on the principal sum at the rate of 5% per annum while this Debenture is outstanding.

1.2  Interest shall be paid quarterly on March 31, June 30, September 30 and December 31. Interest shall accrue daily commencing on the Original Issue Date (as defined in Section 2) until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall be calculated on the basis of a 360-day year and for the actual number of days elapsed. Interest hereunder will be paid to the Holder in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of this Debenture (the "Debenture Register").

1.3  This Debenture is one of the duly authorized issue of Convertible Debentures of the Company due 28th February 2005, limited to Four Million Six Hundred and Forty Two Thousand Dollars (USD 4,642,000).

1.4  All overdue, accrued, and unpaid interest and other amounts due hereunder shall bear interest at the rate of 5% per annum (to accrue daily) from the date such interest is due.

1.5  The principal of, and interest on, this Debenture are payable in cash in such coin or currency of the United States of America as at the time of payment is legal tender

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for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register.

1.6  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiplies of Fifty Thousand Dollars (USD 50,000) unless such amount represents the full principal balance of Debentures outstanding to such Holder.

1.7.   This Debenture has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with this Debenture. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 2. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Average Price" on any date means the average Per Share Market Value for the ten (10) Trading Days immediately preceding such date.

"Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the Province of British Columbia are authorized or required by law or other government action to close.

"Common Stock" means the Company's common stock, $.001 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Original Issue Date" shall mean the date of the first issuance of any Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments, which may be issued to evidence such Debenture.

"Parties" means the Company and the Holder of this Debenture.

"Per Share Market Value" on any particular date means (a) the closing bid price per share of the Common Stock on such date as quoted by TSX Venture Exchange ("TSX"), or similar organizations or agencies succeeding to its functions of reporting prices, or (b) if the Common Stock is no longer reported by TSX, or such similar organizations or agencies, such closing bid price per share shall be determined by reference to "Pink Sheet" quotes for the relevant conversion period as determined in good faith by the Holder or (c) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority in interest of the Debentures.

“Debenture” means this Convertible Debenture, dated as of the Original Issue Date, between the Company and the original Holder of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

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"Trading Day" means a day on which the Common Stock is traded on the TSX market, as reported by Exchange, or if the Common Stock is not quoted on the TSX, a day on which the Common Stock is quoted on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

"Underlying Shares" means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

Section 3.	Conversion.

3.1     Right to Convert. The Holder of this Debenture has the right, but not the obligation to, upon thirty (30) days written notice, on the one (1) year anniversary of the Original Issuance Date, to convert the outstanding principal and any unpaid interest into shares of Common Stock. The number of shares of Common Stock issuable upon a conversion shall be determined by dividing the outstanding principal, plus all accrued but unpaid interest, by the Conversion Price (as defined below).

3.2     Conversion Price. Subject to adjustment pursuant to Section 3.3, the Conversion Price shall be the greater of (i) seventy-five percent (75%) of the average closing offer price of a share of the Company’s Common Stock for the ten (10) days immediately prior to conversion and (ii) the price per share as of the Closing Date.

3.3  Adjustment to the Conversion Price. If at any time or from time to time the Company:

(a)    Pays a dividend or makes a distribution on its Common Shares in additional Common Shares;

(b)     Subdivides its outstanding Common Shares into a greater number of Common Shares;

(c)     Combines its outstanding Common Shares into a smaller number of Common Shares;

(d)     Makes a distribution on its Common Shares in shares of its capital stock other than Common Shares;

(e)      Issues by reclassification of its Common Shares any shares of its capital stock;

(f)     Distributes any rights or warrants to all holders of its Common Shares entitling them to purchase Common Shares at a price per Common Share less than the current market price per Common Share; or

(g)     Distributes to all holders of its Common Shares any of its assets or debt securities or any rights or warrants to purchase securities of the Company (excluding cash dividends or distributions from current or retained earnings),

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then the conversion right and the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of this Debenture may receive the number of Common Shares of the Company which it would have owned immediately following such action, if it had converted the Debenture immediately prior to such action.

3.4  Conversion Procedure. The Holder shall effect conversions by surrendering this Debenture (or such portions thereof) to be converted, together with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice") to the Company. Each Conversion Notice shall specify the principal amount of Debentures to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is deemed to have been delivered hereunder (a "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. Subject to Section hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by the Debenture(s) tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to such Holder (in the manner and within the time set forth in Section 4(b)) a new Debenture for such principal amount as has not been converted.

3.5  Company’s Right to Convert Shares. On the Maturity Date, the Company has the right but not the obligation, to convert any or all of the amounts of principal and any unpaid interest, into shares of Common Stock. The number of shares of Common Stock to be issued upon conversion shall be determined by dividing the outstanding principal plus all accrued but unpaid interest, by the Conversion Price.

Section 4.     Certain Conversion Restrictions. The Holder agrees not to convert Debentures to the extent such conversion would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 19.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the Debentures held by such Holder after application of this Section. The Company shall have the sole authority and obligation to determine whether the restriction contained in this Section applies and, to the extent that the Company determines that the limitation contained in this Section applies, the determination of which Debentures are convertible shall be in the sole discretion of the Company. The provisions of this Section may be waived by the Company (but only as to the Holder and not to any other Holder). Other Holders shall be unaffected by any such waiver.

Section 5.	Optional Prepayment by Company.

5.1  Right to Prepay by Company. The Company shall have the right, exercisable at any time upon ten (10) Business Days prior written notice to the Holders of the Debentures to be prepaid (the "Optional Prepayment Notice") given at any time after, and from time to time until the Maturity Date, to prepay, from funds legally available therefore at the time of such prepayment, all or any portion of the outstanding principal amount of the Debentures which have not previously been repaid or for which Conversion Notices have not previously been delivered hereunder, at a price equal to the Optional Prepayment Price (as defined below). Any such prepayment by the Company shall be in cash and shall be free of any claim of

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subordination. The Holders shall have the right to tender, and the Company shall honor, Conversion Notices delivered prior to the expiration of the tenth (10th) Business Day after receipt by the Holders of an Optional Prepayment Notice for such Debentures (such date, the "Optional Prepayment Date").

5.2  Optional Prepayment Price The "Optional Prepayment Price" for any Debentures shall be One Hundred Fifteen percent (115%) of the original purchase price of this Debenture plus any accrued and unpaid interest due.

Section 6.	"Events of Default."

6.1  “Event of Default” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)     any default in the payment of the principal of, interest on or liquidated damages in respect of, this Debenture, free of any claim of subordination, as and when the same shall become due and payable (whether on the applicable quarterly interest payment date, a Conversion Date or the Maturity Date or by acceleration or otherwise);

(ii)     the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of this Debenture and such failure or breach shall not have been remedied within 20 days after the date on which notice of such failure or breach shall have been given;

(iii)     the Company shall commence, or there shall be commenced against the Company, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(iv)     the Common Stock shall fail to be Actively Traded or fail to be listed or quoted for trading on any Subsequent Market, if after the Original Issue Date the Common Stock shall be listed or quoted for trading on any such Subsequent Market, or if the Common Stock shall be suspended from trading thereon without being actively traded, relisted or having such suspension lifted, as the case may be, within fifteen (15) days;

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(v)     the Company shall be a party to any merger or consolidation pursuant to which the Company shall not be the surviving entity (or, if the Company is the surviving entity, the Company shall issue or sell to another Person, or group thereof, in excess of 50% of the Common Stock) or shall dispose of all or substantially all of its assets in one or more transactions, or shall redeem more than a de minimis number of shares of Common Stock (other than redemptions of Underlying Shares);

(vi)     an Underlying Securities Registration Statement shall not have been declared effective by the Securities and Exchange Commission (the "Commission") on or prior to the 210th day after the Date of Conversion;

(vii)     an Event (as hereinafter defined) shall not have been cured to the satisfaction of the Holder prior to the expiration of sixty (60) days from the Event Date (as hereinafter defined) relating thereto (other than an Event resulting from a failure of an Underlying Securities Registration Statement to be declared effective by the Commission on or prior to the 210th day after the Date of Conversion); or

(viii)     the Company shall fail to deliver certificates to the Holder prior to the 30th day after the Conversion Date pursuant to Section 4(b).

6.2   If any Event of Default occurs and is continuing the full principal amount of this Debenture (and, at the Holder's option, all other Debentures then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration, to be, shall become, immediately due and payable in cash. The aggregate amount payable upon an Event of Default in respect of the Debentures shall be One Hundred Fifteen Percent (115%) of the purchase price of this Debenture.

Section 7.     Reservation of Common Shares. The Company shall at all times reserve and keep available out of its authorized and unissued shares of the Common Stock solely for the purpose of issuance upon conversion of the Debentures and payment of interest on the Debentures, the full number of whole Common Stock then deliverable upon the conversion of the outstanding principal amount of the Debentures and payment of interest. The Company shall take all corporate action necessary in order that all shares of the Common Stock, upon issue, are duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Securities Registration Statement has been declared effective under the Securities Act, freely tradable

Section 8.    Fractional Shares. The Company is not required to issue fractional shares of the Common Stock, but may make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

Section 9.    Notices. Notices or other communications or deliveries to be provided by the Holders of the Debentures hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at C/O CalciTech Group Services SA, CP 261, 10 route de l’aeroport, 1215 Geneva 15, Switzerland, facsimile number (+41) 22 788 30 92, attention Chief Financial Officer, or such

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other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of the Debentures at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. The first such address shall be __________________, ___________. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Geneva time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Geneva time) on any date and earlier than 11:59 p.m. (Geneva time) on such date, (iii) four days after deposit in the mail, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 10.   Obligations of the Corporation. Except as expressly provided, no provision of this Debenture shall alter or impair the obligation of the Company to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. The Company may only voluntarily prepay the outstanding principal amount on the Debentures in accordance with Section 5.

Section 11.   Rights of Shareholder. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, receive dividends or other distributions, receive any notice of or attend meetings of stockholders or other proceedings of the Company, until converted into shares of Common Stock in accordance with the terms of this Debenture.

Section 12.   Lost, Stolen or Destroyed Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 13.   Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the Island of Bermuda, without giving effect to conflicts of laws thereof. The Company hereby irrevocably submits to the exclusive jurisdiction of the Island of Bermuda courts sitting in Bermuda for the adjudication of any dispute hereunder or in connection with any transaction contemplated or discussed by the Parties, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper in this jurisdiction.

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Section 14.   Waivers. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

Section 15.   Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 16.   Date of Payment. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 17.   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Debenture.

Section 18.   Confidentiality. The Company will not disclose or include in any public announcement, the name of the holder, unless the Holder expressly agrees to such disclosure or disclosure is required by law or regulation and such disclosure shall only be to the extent of such requirement.

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IN WITNESS WHEREOF, the Company has caused this 5% Convertible Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CALCITECH, LTD.

By:_________________________
Name: R.A. Leopard
Title: President & C.E.O.

Attest:

By:_____________________________

Name:	Geoffrey Long

Title: Chief Accountant

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EXHIBIT A

CALCITECH, LTD.

NOTICE OF CONVERSION

AT THE ELECTION OF THE HOLDER

(To be executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby elects to convert Debenture No. 17 into shares of Common Stock, $.001 par value per share (the "Common Stock"), of CALCITECH, LTD. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:	_____________________________

Date to Effect Conversion:	_____________________________

Principal Amount of Debentures to be Converted:	_____________________________

Number of shares of Common Stock to be Issued:	_____________________________

Applicable Conversion Price:	_____________________________

Signature:	_____________________________

Name:	______________________________

Address:	______________________________

______________________________

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